                                                                    EXHIBIT 12.1



RATIO OF EARNINGS TO FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS



                                                                                     PERIOD ENDED
                                                     ---------------------------------------------------------------------------
                                                     9/30/2001    9/30/2000     9/30/1999    9/30/1998    9/30/1997    9/30/1996


EARNINGS
  Net income                                        17,672,982    4,387,459    12,155,891    3,753,216    4,228,621    3,252,973
  Interest expense                                   1,169,323    1,616,807     2,691,751    4,448,414    6,598,630    8,018,432
  Income tax benefit (expense)                      (7,706,154)   2,357,015   (10,683,947    1,943,258    2,200,947    1,703,050
                                                    ----------   ----------   -----------   ----------   ----------   ----------
    ADJUSTED EARNINGS                               11,136,151    8,361,281     4,163,695   10,144,888   13,028,198   12,974,455
                                                    ==========   ==========   ===========   ==========   ==========   ==========

PREFERRED DIVIDENDS
  Preferred dividends                                3,940,250    3,015,406     1,027,760         --           --           --
  Tax rate adjustment                                    65.00%       65.00%        64.94%        --           --           --
                                                    ----------   ----------   -----------   ----------   ----------   ----------
    ADJUSTED PREFERRED DIVIDENDS                     6,061,923    4,639,086     1,027,760         --           --           --
                                                    ==========   ==========   ===========   ==========   ==========   ==========

FIXED CHARGES
  Interest expense                                   1,169,323    1,616,807     2,691,751    4,448,414    6,598,630    8,018,432
  Capitalized interest                                 605,891      660,062       535,231      223,307         --           --
                                                    ----------   ----------   -----------   ----------   ----------   ----------
    ADJUSTED FIXED CHARGES                           1,775,214    2,276,869     3,226,982    4,671,721    6,598,630    8,018,432
                                                    ==========   ==========   ===========   ==========   ==========   ==========

                                                    ----------   ----------   -----------   ----------   ----------   ----------
ADJUSTED FIXED CHARGES & PREFERRED DIVIDENDS         7,837,137    6,915,955     4,254,742    4,671,721    6,598,630    8,018,432
                                                    ==========   ==========   ===========   ==========   ==========   ==========

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
STOCK DIVIDENDS                                           1.42         1.21          0.98         2.17         1.97         1.62
                                                    ----------   ----------   -----------   ----------   ----------   ----------
EXCESS\(INSUFFICIENT) EARNINGS                       3,299,014    1,445,326       (91,047)   5,473,167    6,429,568    4,956,023
                                                    ==========   ==========   ===========   ==========   ==========   ==========